Exhibit 10.1

RBC Bank	LOAN AND SECURITY AGREEMENT (SD-L&S)

This LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into as of April 20, 2011, by and between RBC BANK (USA), a North Carolina banking corporation (“Bank”), and API TECHNOLOGIES CORP., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower for use by Borrower in its business. This Agreement sets forth the terms and conditions on which Bank will advance credit to Borrower.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND INTERPRETATION.

1.1 Definitions. Capitalized terms used herein and not defined in the specific section in which they are used shall have the meanings assigned to such terms in Exhibit A. Terms not defined in a specific section or in Exhibit A which are defined in the Code shall have the meanings assigned to such terms in the Code.

1.2 Accounting Terms. All accounting terms not specifically defined in Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

1.3 Use and Application of Terms. To the end of achieving the full realization by Bank of its rights and remedies under this Agreement, including payment in full of the Obligations, in using and applying the various terms, provisions and conditions in this Agreement, the following shall apply: (i) the terms “hereby”, “hereof”, “herein”, “hereunder” and any similar words refer to this Agreement; (ii) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa; (iii) the use of the terms “including” or “included in”, or the use of examples generally, are not intended to be limiting, but shall mean, without limitation, the examples provided and others that are not listed, whether similar or dissimilar; (iv) the phrase “costs and expenses”, or variations thereof, shall include, without limitation, the reasonable documented fees of the following Persons: attorneys, legal assistants, accountants, engineers, surveyors, appraisers and other professionals and service providers; (v) as the context requires, the word “and” may have a joint meaning or a several meaning and the word “or” may have an inclusive meaning or an exclusive meaning; (vi) this Agreement shall not be applied, interpreted and construed more strictly against a Person because that Person or that Person’s attorney drafted this Agreement; and (vii) wherever possible each provision of this Agreement and the other Loan Documents shall be interpreted and applied in such manner as to be effective and valid under applicable Requirements of Law, but if any provision of this Agreement or any of the other Loan Documents shall be prohibited or invalid under such law, or the application thereof shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions, or the application thereof shall be in a manner and to an extent permissible under applicable Requirements of Law.

2. CREDIT EXTENSIONS.

2.1 Credit Extensions. Subject to and upon the terms and conditions of this Agreement and provided that no Event of Default has occurred and is continuing, Bank shall make available to Borrower the following Credit Facilities and Credit Extensions thereunder: the Revolving Facility and the Letters of Credit. The Credit Facilities and related Credit Extensions which are to be made available to Borrower are more fully described below in this Section 2.1 and unless otherwise provided in this Agreement, the Credit Facilities and related Credit Extensions shall be evidenced by one or more Promissory Notes from Borrower to Bank and the Credit Extensions shall bear interest, and the Credit Extensions, the interest and the fees, charges, premiums and costs and expenses associated therewith, shall be repayable in accordance with the terms of such Promissory Notes and this Agreement.

(a) Revolving Facility. At any time from the date hereof through the Revolving Maturity Date, Borrower may request and Bank agrees to make advances (“Advance” or “Advances”) to Borrower for use by Borrower in providing working capital (which may be used for all general corporate purposes, including, without limitation, Permitted Acquisitions) to Borrower and each Guarantor – and not for any other purpose. The aggregate amount of outstanding Advances shall not exceed at any time (i) the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base, minus (ii) the sum of (A) the aggregate face amount of all outstanding Letters of Credit and (B) the Rent Reserve. If no Event of Default has occurred and is continuing, amounts borrowed under the Revolving Facility may be repaid and reborrowed at any time prior to the Revolving Maturity Date.

(b) Letters of Credit. At any time from the date hereof through the Revolving Maturity Date, Borrower may request and Bank agrees to issue, or cause to be issued, letters of credit for the account of Borrower (each, a “Letter of Credit” and, collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the amount of Advances available under the Revolving Facility at the time of any such issuance; provided (i) any such request shall be subject to availability of Advances under the Revolving Facility; (ii) the availability of Advances shall be reduced by the aggregate outstanding face amount of Letters of Credit issued by Bank for the account of Borrower under this subsection (b) plus any other amounts which become due and owing by Borrower to Bank under this subsection (b) and any amounts which become due and owing in connection with the Letters of Credit; and (iii) in no event shall the aggregate outstanding face amount of Letters of Credit plus any other amounts which become due and owing by Borrower to Bank under this subsection (b) and in connection with the Letters of Credit exceed Four Million Dollars ($4,000,000.00). All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion. The Letters of Credit and Borrower’s reimbursement obligations to Bank in connection therewith shall be subject to and in accordance with the terms and conditions of Bank’s form of standard application and letter of credit agreement (which Borrower shall execute and deliver to Bank prior to the issuance of any Letters of Credit), this Agreement and separate Promissory Notes if Borrower is requested to execute Promissory Notes in connection with the application and letter of credit agreement; and, to the extent a conflict exists or conflicts exist between the aforementioned application and letter of credit agreement, Promissory Notes and this Agreement, Bank shall have the right to resolve such conflict or conflicts and Bank’s resolution thereof shall be binding on Borrower.

2.2 Credit Extensions – Disbursements. Whenever Borrower desires an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission or telephone no later than 10:00 a.m. eastern time, on the Business Day on which Borrower desires the Advance to be made. Each notification by facsimile transmission shall include the information requested on the form attached as Exhibit B, shall be submitted substantially in the form of Exhibit B and shall be signed by a Responsible Officer or a designee thereof. Each notification by telephone shall include the information requested on the form attached as Exhibit B and each notification by telephone shall be followed within one Business Day by a facsimile transmission which meets the criteria regarding a facsimile transmission. Bank shall be entitled to rely on any telephonic notice given by a Person who Bank reasonably believes to be a Responsible Officer or a designee thereof. Bank shall not have any liability to Borrower or any other Person for its failure to make an Advance on the date requested by Borrower, unless such failure is the result of willful misconduct or gross negligence of Bank; and if Bank’s failure is a result of willful misconduct or gross negligence, its liability shall be limited to actual damages only – Bank shall not be liable for indirect, speculative, consequential or punitive damages and losses. If Borrower maintains its operating deposit account with Bank, Bank will credit the amount of the Advances to such account. If Borrower does not maintain its operating deposit account with Bank, Bank will issue to Borrower for deposit in its operating deposit account a bank check or other negotiable instrument drawn on Bank in the amount of the Advances.

2.3 Overadvances. If, at any time, the aggregate amount of the outstanding principal under any Credit Extension exceeds the maximum amount that is permitted to be outstanding at any one time, as provided in this Section 2, Borrower shall pay to Bank, within two (2) Business Days after receipt of notice from Bank, in cash, the amount of such excess.

2.4 Charging of Payments. During the continuance of an Event of Default, Bank may, at its option, set-off and apply to the Obligations and otherwise exercise its rights of recoupment as to any and all (i) balances and deposits of Borrower held by Bank, (ii) indebtedness and other obligations at any time owing to or for the credit or the account of Borrower by Bank and by any of Bank’s Affiliates. During the continuance of an Event of Default, Bank may, at its option, also charge all payments required to be made on any of the Obligations against the Committed Revolving Line. If Bank charges the aforementioned payments against the Committed Revolving Line, the same shall be deemed an Advance thereunder and the amount of the Advance shall thereafter accrue interest at the interest rate applicable from time to time to Advances; and if Bank charges payments as aforesaid, Bank may, in its discretion, limit, declare a moratorium on and terminate Borrower’s right under this Agreement to receive additional Advances, all without prior notice to Borrower, unless notice is otherwise specifically required under this Agreement – and Bank’s decision to do one of the foregoing does not prevent it from later doing any one or more of the others.

2.5 Fees. In addition to the other fees, charges, costs and expenses required to be paid by Borrower under this Agreement and the other Loan Documents, Borrower shall pay to Bank the fees, charges, costs and expenses set forth in this Section 2.5.

(a) Facility Fee. On the Closing Date, Borrower shall pay to Bank a facility fee of Two Hundred Thousand Dollars ($200,000.00) for the commitment made in Section 2.1(a), which fee shall be nonrefundable.

(b) Unused Line Fee. Borrower shall pay to Bank an unused line fee equal to one quarter of one percent (0.25%) per annum of the average daily difference, during the calendar quarter just ended (or a portion thereof, as applicable) between (i) the Committed Revolving Line and (ii) the unpaid principal balance of the Revolving Facility, which fee shall be paid in arrears on the first Business Day of each calendar quarter after the execution of this Agreement, until the Revolving Maturity Date, and on the first Business Day following the Revolving Maturity Date.

(c) Letter of Credit Fees. Borrower shall pay to Bank a nonrefundable letter of credit fee equal to one percent (1.00%) of the face amount of each issued Letter of Credit. Such letter of credit fee shall be due and payable upon the issuance of such Letter of Credit and annually thereafter during any time in which the Letter of Credit remains outstanding.

(d) Bank Expenses. On the Closing Date, Borrower shall pay to Bank all Bank Expenses incurred through the Closing Date and shall pay, within five (5) Business Days of when demand is so made by Bank to Borrower, all Bank Expenses incurred relating to completion, after the Closing Date, of matters related to closing of this Agreement. Borrower shall be responsible for its own fees and expenses, including its legal fees.

2.6 Documentary and Intangible Taxes; Additional Costs. To the extent not prohibited by law and notwithstanding who is liable for payment of the taxes and fees, Borrower shall pay, on Bank’s reasonable demand, all intangible personal property taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged and required to be paid in connection with the Credit Extensions and any extension, renewal and modification thereof, or assessed, charged and required to be paid in connection with this Agreement, any of the other Loan Documents and any extension, renewal and modification of any of the foregoing. If, with respect to this Agreement or the transactions hereunder, any Requirement of Law (i) subjects Bank to any tax (except federal, state and local income, franchise and similar taxes on the overall net income, gross receipts or revenue of Bank), (ii) imposes, modifies and deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in, or loans by Bank, or (iii) imposes upon Bank any other condition, and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense within thirty (30) days following presentation by Bank of a statement of the amount and setting forth Bank’s calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

2.7 Term of Agreement. This Agreement shall become effective on the Closing Date and shall continue in full force and effect until the last to occur of (i) payment in full of all of the Obligations (other than inchoate indemnity obligations for which no claim has been asserted) or (ii) termination of Bank’s obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to limit, declare a moratorium on and terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default; and such action by Bank shall not constitute a termination of this Agreement, shall not constitute a termination of Borrower’s obligations under this Agreement and the other Loan Documents and shall not adversely affect or impair Bank’s security interests in the Collateral. Bank’s decision to do any one of the foregoing (i.e., limit, declare a moratorium and terminate its obligations to make Credit Extensions) shall not prevent it from exercising any one or more of the other options available to it at any other time.

3. CONDITIONS OF CREDIT EXTENSIONS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that all of the conditions and requirements set forth in this Section 3.1 and Section 3.2 have been satisfied and completed, or the satisfaction and completion thereof waived by Bank. If all of the conditions are not met to Bank’s satisfaction, or the completion thereof waived by Bank, Bank may, at its option, (i) withhold disbursement until the same are met, (ii) close and require that any unsatisfied conditions be satisfied as a condition subsequent to closing within such period of time as may be designated by Bank or (iii) terminate its obligation to make any Credit Extension and recover from Borrower all Bank Expenses incurred by Bank in connection with its preparations for making the Credit Extensions. A waiver by Bank of a condition or requirement must be in writing to be effective and a waiver as to one or more conditions or requirements shall not constitute a waiver as to other conditions or requirements and shall not establish a “course of dealing or practice” that would require a waiver of the same or a similar condition or requirement at some later time.

(a) Loan Documents, etc. Bank shall have received an original of this Agreement, duly executed by Borrower and any other Persons who are parties hereto, and all of the information, certifications, certificates, authorizations, consents, approvals, title and other insurance policies and commitments, financial statements, financing statements, agreements, documents and records listed on the Closing Memorandum and Checklist as items to be received, reviewed, completed, executed, recorded, filed and satisfied prior to Bank making the initial Credit Extension, and such other information, agreements, documents and records as Bank and its counsel may deem reasonably necessary or appropriate.

(b) Payment of Fees. Bank shall have received payment of the fees and Bank Expenses then due, as specified in Section 2.

(c) No Event of Default. No Event of Default shall have occurred and be continuing as of the Closing Date, or after giving effect to the initial Credit Extension to be made at or immediately after closing.

(d) Additional Matters. All other legal and non-legal matters as Bank or its counsel deem reasonably necessary or appropriate to be satisfied, completed and received prior to the initial Credit Extension shall be satisfied, completed and received in form and substance satisfactory to Bank and its counsel; and Bank’s counsel shall have received duly executed counterpart originals, or certified or other such copies of all records as such counsel may reasonably request.

3.2 Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to all of the conditions and requirements set forth in this Section 3.2 being satisfied and completed, or the satisfaction and completion thereof waived by Bank.

(a) Loan Payment/Advance Request Form. Bank shall have received, as and when required, a completed Loan Payment/Advance Request Form in the form of Exhibit B attached hereto.

(b) Representations and Warranties; No Event of Default. The representations and warranties referenced in Section 5 and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan Payment/Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this subsection.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral to secure the prompt repayment of any and all Obligations and to secure the prompt performance by Borrower of each of its covenants, duties and obligations under the Loan Documents. Except for Permitted Liens and as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired or arising after the date hereof. Notwithstanding any limitation of, moratorium on or termination of Bank’s obligation to make Credit Extensions under this Agreement, Bank’s security interest on the Collateral shall remain in full force and effect for so long as any Obligations are outstanding (other than inchoate indemnity obligations for which no claim has been asserted).

4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, all Negotiable Collateral and other documents and records that Bank may request, in form and substance satisfactory to Bank and its counsel, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower hereby consents to the filing by Bank of Financing Statements and such other instruments and documents in any jurisdictions or locations deemed advisable or necessary in Bank’s discretion to preserve, protect and perfect Bank’s security interest and rights in the Collateral. Borrower further consents to and ratifies the filing of such Financing Statements prior to the Closing Date. If Borrower has executed and delivered to Bank a separate security agreement or agreements in connection with any or all of the Obligations, that security agreement or those security agreements and the security interests created therein shall be in addition to and not in substitution of this Agreement and the security interests created hereby, and this Agreement shall be in addition to and not in substitution of the other security agreement or agreements and the security interests created thereby. In all cases this Agreement and the aforesaid security agreement or agreements, as well as all other evidences or records of any and all of the Obligations and agreements of Borrower, Bank and other Persons who may be obligated on any of the Obligations, shall be applied and enforced in harmony with and in conjunction with each other to the end that Bank realizes fully upon its rights and remedies in each and the Liens created by each; and, to the extent conflicts exist between this Agreement and the other security agreements and records, they shall be resolved in favor of Bank for the purpose of achieving the full realization of Bank’s rights and remedies thereunder and the Liens as aforesaid. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, Bank agrees that (a) as of the Closing Date, the only landlord consents, landlord waivers, landlord subordination agreements, or other similar documents relating to the relative rights of landlords, lessors or sublessors under any lease or sublease agreements to which Borrower or any Subsidiary is a party (collectively, “Landlord Waivers”) that shall be required in connection with the Loan Documents are with respect to the leased properties located at 345 Pomroys Drive, Windber, Pennsylvania 15963; and (b) after the Closing Date, no Landlord Waiver shall be required with respect to any leased property where less than $500,000.00 book value of Inventory and Equipment is stored or located; provided, however, that if Borrower and its Subsidiaries are unable in the exercise of their commercially reasonable efforts to obtain any Landlord Waiver requested by Bank pursuant to clause (b) of this Section 4.2, then Bank may, at the option of Borrower and in lieu of such Landlord Waiver, establish a reserve against the Committed Revolving Line in an amount not to exceed the aggregate amount of current monthly rental payments under the applicable lease or sublease agreement multiplied by two (2); provided further, that upon any such election by Borrower to permit Bank to establish such a reserve against the Committed Revolving Line, Borrower and its Subsidiaries shall have no further obligation under the Loan Documents to obtain or deliver such Landlord Waiver (regardless of whether or not Bank actually establishes such reserve).

4.3 Power of Attorney. Borrower does hereby irrevocably constitute and appoint Bank its true and lawful attorney with full power of substitution, for it and in its name, place and stead, to execute, deliver and file such agreements, documents, notices, statements and records, to include, without limitation, Financing Statements, and to do or undertake such other acts as Bank, in its sole discretion, deems necessary or advisable to effect the terms and conditions of this Agreement, the other Loan Documents and to otherwise preserve, protect and perfect the security of the security interest in the Collateral. The foregoing appointment is and the same shall be coupled with an interest in favor of Bank. Notwithstanding the foregoing present grant of a power of attorney by Borrower to Bank, except as otherwise provided in this Agreement and except with respect to filing of Financing Statements and other actions Bank deems necessary or appropriate to preserve, protect, and perfect or continue the perfection of its security interests in the Collateral, Bank shall not exercise the rights granted to it under this Section 4.3 until after the occurrence of an Event of Default, or the occurrence of an event which, upon the giving of any required notice or the lapse of any required period of time, would be an Event of Default.

4.4 Right to Inspect and Audit. Bank (through any of its officers, employees, agents or other Persons designated by Bank) shall have the right, upon reasonable prior notice and subject to any restrictions imposed by the DSS or any other Governmental Authority, from time to time during Borrower’s usual business hours, to inspect Borrower’s Books and to make copies thereof and to inspect, check, test, audit and appraise the Collateral and Borrower’s business affairs in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to the Collateral and Borrower’s compliance with the terms and conditions of this Agreement and the other Loan Documents; and in connection with the foregoing and subject to any restrictions imposed by the DSS or any other Governmental Authority. Borrower shall permit representatives of Bank to discuss the business, operations, properties and financial and other conditions of Borrower with its officers, board members, executives, managers, members, partners, employees, agents, independent certified public accountants and others, as applicable; provided, however, that, so long as no Event of Default has occurred and is continuing, Bank shall be entitled to conduct only one (1) such audit, inspection, check, test, appraisal or similar verifications or discussions during any twelve (12)-month period. Notwithstanding the foregoing provisions of this Section 4.4, Bank shall not be required to give prior notice or limit its inspections to normal business hours if it deems an emergency or other extraordinary situation to exist with respect to the Collateral, Borrower’s Books and its other rights hereunder (subject to any restrictions imposed by the DSS or any other Governmental Authority).

4.5 Collection of Accounts. In addition to its other rights and remedies in this Agreement, Bank shall have the rights and remedies set forth in this Section 4.5, all of which may be exercised by Bank upon the occurrence of an Event of Default that is continuing.

(a) Bank is authorized and empowered at any time in its sole discretion (i) to require Borrower to notify, or itself to notify, either in its own name or in the name of Borrower, all or any of Borrower’s account debtors, and any other Person obligated to Borrower, that Borrower’s Accounts have been assigned to Bank and to request in its name, in the name of Borrower or in the name of a third Person, confirmation from any such account debtor or other Person of the amount payable and any other matter stated therein or relating thereto, (ii) to demand, collect, settle, compromise for, recover payment of, to hold as additional security for the Obligations and to apply against the Obligations any and all sums which are now owing and which may hereafter arise and become due and owing upon any of said Accounts and upon any other obligation to Borrower (to include making, settling, adjusting, collecting and recovering payment of all claims under and decisions with respect to Borrower’s policies of insurance), (iii) to enforce payment of any Account and any other obligation of any Person to Borrower either in its own name or in the name of Borrower, (iv) to endorse in the name of Borrower and to collect any instrument or other medium of payment, whether tangible or electronic, tendered or received in payment of the Accounts that constitute Collateral and any other obligation to Borrower; (v) to sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts and notices to account debtors; and (vi) Dispose of any Collateral constituting Accounts and to convert any Collateral constituting Accounts into other forms of Collateral. But, under no circumstances shall Bank be under any duty to act in regard to any of the foregoing matters. Without limiting the provisions of Section 4.3 hereof, but in addition thereto, Borrower hereby appoints Bank and any employee or representative of Bank as Bank may from time to time designate, as attorneys-in-fact for Borrower, to sign and endorse in the name of Borrower, to give notices in the name of Borrower and to perform all other actions necessary or desirable in the reasonable discretion of Bank to effect the provisions of this Section 4.5 and carry out the intent hereof. Borrower hereby ratifies and approves all acts of such attorneys-in-fact and neither Bank nor any other such attorneys-in-fact will be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law. The foregoing power, being coupled with an interest, is irrevocable so long as any Account pledged and assigned to Bank remains unpaid and this Agreement or any other Loan Document is in force. The costs and expenses of such collection and enforcement shall be borne solely by Borrower whether the same are incurred by Bank or on behalf of Bank or Borrower and, if paid or incurred by Bank, the same shall be an Obligation owing by Borrower to Bank, payable on demand with interest at the Default Rate, and secured by this Agreement and the other Loan Documents. Borrower hereby irrevocably authorizes and consents to all account debtors and other Persons communicating with Bank, or its agent, with respect to Borrower’s property, business and affairs and to all of the foregoing Persons acting upon and in accordance with Bank’s, or its representative’s, instructions, directions and demands, including, without limitation, Bank’s request and demand to pay money and deliver other property to Bank or Bank’s representatives, all without liability to Borrower for so doing.

(b) At Bank’s request, Borrower will forthwith upon receipt of all checks, drafts, cash and other tangible and electronic remittances in payment or on account of Borrower’s Accounts, deposit the same in a special bank account maintained with Bank or its representative, over which Bank and its representative (as applicable) have the sole power of withdrawal and will designate with each such deposit the particular Account upon which the remittance was made. The funds in said account shall be held by Bank as security for the Obligations. Said proceeds shall be deposited in precisely the form received except for the endorsement of Borrower where necessary to permit collection of items, which endorsement Borrower agrees to make, and which endorsement Bank and its representative (as applicable) are also hereby authorized to make on Borrower’s behalf. Pending such deposit, Borrower agrees that it will not commingle any such checks, drafts, cash and other remittances with any of Borrower’s funds or property, but will hold them separate and apart therefrom and upon an express trust for Bank until deposit thereof is made in the special account. Bank may at any time and from time to time, in its sole discretion, apply any part of the credit balance in the special account to the payment of all or any of the Obligations, whether or not the same be due, and to payment of any other obligations owing to Bank under or on account of this Agreement or any of the other Loan Documents. In the event the balance of the Obligations outstanding is ZERO at anytime prior to the Revolving Maturity Date, and provided no Event of Default has occurred or is continuing, Bank will pay over to Borrower any excess good and collected funds received by Bank from Borrower as aforesaid. On the Revolving Maturity Date and upon the full and final payment of all of the Obligations (other than inchoate indemnity obligations for which no claim has been asserted) and the other obligations as aforesaid, together with a termination of Bank’s obligation to make additional Advances, Bank will pay over to Borrower any excess good and collected funds received by Bank from Borrower, whether received as a deposit in the special account or received as a direct payment on any of the Obligations.

(c) Bank shall have the absolute and unconditional right to apply for and to obtain the appointment of a receiver, custodian or similar official for all or a portion of the Collateral, including, without limitation, the Accounts, to, among other things, manage and sell the same, or any part thereof, and to collect and apply the proceeds therefrom to payment of the Obligations as provided in this Agreement and the other Loan Documents. In the event of such application, Borrower consents to the appointment of such receiver, custodian or similar official and agrees that such receiver, custodian or similar official may be appointed without notice to Borrower, without regard to the adequacy of any security for the Obligations secured hereby and without regard to the solvency of Borrower or any other Person who or which may be liable for the payment of the Obligations or any other obligations of Borrower hereunder. All costs and expenses related to the appointment of a receiver, custodian or other similar official hereunder shall be the responsibility of Borrower, but if paid by Bank, Borrower hereby agrees to pay to Bank, on demand, all such costs and expenses, together with interest thereon from the date of payment at the Default Rate. All sums so paid by Bank, and the interest thereon, shall be an Obligation owing by Borrower to Bank, and secured by this Agreement and the other Loan Documents. Notwithstanding the appointment of any receiver, custodian or other similar official, Bank shall be entitled as pledgee to the possession and control of any cash, deposits, accounts, account receivables, documents, chattel paper, documents of title or instruments at the present or any future time held by, or payable or deliverable under the terms of the Loan Documents to Bank.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Bank that the certifications, representations and warranties set forth in the Certificate of Borrower which has been executed and delivered by Borrower to Bank contemporaneously with the execution and delivery of this Agreement by Borrower to Bank are true, correct and accurate in all material respects as of the date of this Agreement or such other date as may be specifically set forth in a particular certification, representation or warranty; and Borrower agrees that such certifications, representations and warranties shall be continuing certifications, representations and warranties of Borrower being deemed given (unless otherwise specifically indicated in such certifications, representations and warranties) as of the date of each request for a Credit Extension and on the effective date of each Credit Extension in accordance with Section 3.2(b).

6. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that until the termination of Bank’s obligation under this Agreement to make Credit Extensions and the payment in full of the Obligations (other than inchoate indemnity obligations for which no claim has been asserted), Borrower shall do each and all of the matters set forth in this Section 6.

6.1 Good Standing and Government Compliance. Borrower shall (i) maintain in good standing its and each of its Subsidiaries’ organizational existence in their respective jurisdictions of organization and (ii) maintain qualification in each jurisdiction in which the conduct of their respective businesses or their respective ownership of property requires that they be so qualified, except, in each case, as otherwise permitted under Section 7.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply with all Requirements of Law to which they are subject, and without limiting the foregoing with respect to compliance with all Requirements of Law, Borrower shall remain in material compliance with and each of its Subsidiaries shall remain in material compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral, in the aggregate and taken as a whole, or the priority of Bank’s security interest in the Collateral.

6.2 Payment/Performance. Borrower shall pay when due all amounts owing to Bank under this Agreement and the other Loan Documents and promptly perform all other obligations of Borrower thereunder and hereunder.

6.3 Use of Loan Funds. Borrower shall use all loan proceeds disbursed to Borrower only for the purposes stated in this Agreement and the other Loan Documents.

6.4 Financial Statements; Reports; Certificates.

(a) Borrower shall deliver to Bank each and all of the financial statements, reports, certificates and other records referenced under this subsection (a) and such other statements, reports, certificates and records as Bank may reasonably request from time to time.

(i) As soon as available, and in any event no later than the earlier of (i) the date Borrower is required by the SEC to deliver its Form 10-K for any fiscal year of Borrower (taking into account any extension of the time to file granted by the SEC) and (ii) one hundred twenty (120) days after the end of each fiscal year of Borrower, Borrower shall deliver to Bank audited consolidated and consolidating financial statements of Borrower and its Subsidiaries (including a balance sheet, an income statement and a statement of retained earnings, each with the related notes and changes in the financial position for such year and setting forth in comparative form the figures for the prior year) prepared in accordance with GAAP, consistently applied, together with an opinion on such financial statements that is unqualified or qualified in a manner acceptable to Bank from WithumSmith+Brown, PC, Ernst & Young, or another independent certified public accounting firm reasonably acceptable to Bank; provided that filing with the SEC within the time period specified above of Borrower’s annual report on Form 10-K for such fiscal year (together with Borrower’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act of 1934) prepared in accordance with the requirements therefor shall be deemed to satisfy the requirements of this Section 6.4(a)(i).

(ii) As soon as available, and in any event no later than the earlier of (i) the date Borrower is required by the SEC to deliver its Form 10-Q for any fiscal quarter of Borrower (taking into account any extension of the time to file granted by the SEC) and (ii) forty-five (45) days after the end of each fiscal quarter of Borrower, Borrower shall deliver to Bank an unaudited consolidated and consolidating balance sheet and a statement of income and retained earnings prepared in accordance with GAAP, consistently applied, covering the consolidated operations of Borrower and its Subsidiaries during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; provided that filing with the SEC within the time period specified above of Borrower’s quarterly report on Form 10-Q prepared in compliance with the requirements therefor shall be deemed to satisfy the requirements of this Section 6.4(a)(ii).

(iii) Promptly after the same become publicly available, Borrower shall deliver to Bank copies of all registration statements and reports on Form 10-K, 10-Q and 8-K (or their equivalents) filed with the SEC; provided that filing with the SEC within the time period specified above (if applicable) of any of Borrower’s registration statements and reports on Form 10-K, 10-Q and 8-K (or their equivalents) prepared in accordance with the requirements therefor shall be deemed to satisfy the requirements of this Section 6.4(a)(iii).

(iv) As soon as available, and in any event no later than thirty (30) days following the Closing Date, Borrower shall deliver to Bank an unaudited balance sheet and a statement of income and retained earnings prepared in accordance with GAAP, consistently applied, covering the operations of SenDEC Corp. for the period commencing January 1, 2011 and ending January 21, 2011, in a form reasonably acceptable to Bank and certified by a Responsible Officer.

(v) Promptly upon receipt of notice thereof, Borrower shall deliver to Bank a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000.00) or more.

(vi) Promptly, and in any event within five (5) Business Days after receipt thereof by Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Borrower or any Subsidiary thereof.

(vii) Borrower shall deliver to Bank such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

(viii) Within forty-five (45) days after the last day of each fiscal quarter, Borrower shall deliver to Bank a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations (if such status has changed), as well as any material claim of infringement against Borrower’s Intellectual Property or any change in Borrower’s Intellectual Property that would reasonably be expected to have a Material Adverse Effect, including, but not limited to, any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright application or registration not specified in the Exhibits to the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

(b) As soon as available, but in any event within thirty (30) days after the end of each calendar month, Borrower shall deliver to Bank a Borrowing Base Certificate dated and signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings of accounts receivable and an inventory report in a form reasonably acceptable to Bank.

(c) As soon as available, and in any event no later than the earlier of (i) ten (10) days following Borrower’s delivery of its Form 10-Q to the SEC for any fiscal quarter of Borrower (taking into account any extension of the time to file granted by the SEC) and (ii) forty-five (45) days after the end of each fiscal quarter of Borrower, Borrower shall deliver to Bank a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto.

(d) No later than forty-five (45) days after the beginning of each fiscal year of Borrower, Borrower shall deliver to Bank a detailed annual Budget, and Borrower shall notify Bank of each material change to or deviation from such Budget within ten (10) Business Days after Borrower’s board of directors has approved such change or deviation.

(e) Subject to any restrictions imposed by the DSS or any other Governmental Authority, Borrower shall permit Bank directly and through another Person on Bank’s behalf and Bank shall have a right from time to time hereafter, directly and through another Person on Bank’s behalf, to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense; provided, however, that, so long as no Event of Default has occurred and is continuing, Bank shall be entitled to conduct only one (1) such audit or appraisal during any twelve (12)-month period.

(f) Borrower shall provide such additional statements and information as Bank may from time to time reasonably request, in form reasonably acceptable to Bank.

6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment of, or deposit or withholding of, all federal, state and local taxes, assessments or contributions required of it by all Requirements of Law, and will execute and deliver to Bank, on reasonable demand, appropriate certificates attesting to the payment, deposit or withholding thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks required by Bank, acting reasonably and taking into account the types and risks customarily insured against by businesses similar to Borrower’s. Unless otherwise directed by Bank, the insurance shall be all risk replacement cost insurance with agreed amount endorsement, standard noncontributing mortgagee clauses and standard waiver of subrogation clauses. Borrower shall also maintain general liability, workmen’s compensation and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s, unless Bank directs otherwise, in which event Borrower shall maintain such insurance in amounts and types as Bank directs.

(b) All policies of insurance shall be in such form and with such companies as in effect on the Closing Date or otherwise as may be reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured. All policies shall specify that the insurer must give at least thirty (30) days’ notice to Bank before canceling its policy for any reason, except for the non-payment of premiums, in which case such insurer shall give at least ten (10) days’ notice to Bank before canceling its policy. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. After the occurrence and during the continuance of an Event of Default, all proceeds payable under any such policy or policies shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.7 Primary Depository. Except as otherwise provided in Section 7.10 of this Agreement, (a) Borrower and its Subsidiaries shall maintain all of their operating, checking, depository and other accounts with Bank, and (b) in the case of those accounts in which the Permitted Aggregate Outside Balance is maintained or in the event that Bank consents to Borrower or any of its Subsidiaries maintaining any other cash or other assets with a bank or financial institution other than Bank, Borrower shall cause such bank or financial institution to execute and deliver a Control Agreement or other appropriate instrument, in form and substance reasonably acceptable to Bank, necessary grant to Bank a perfected, first priority security interest in and to such accounts maintained by Borrower and its Subsidiaries with such bank or financial institution. Notwithstanding the foregoing, Borrower and its Subsidiaries shall be permitted to maintain the Temporary Outside Accounts without obtaining a Control Agreement from the bank or financial institution in which such accounts are maintained, provided that, except as otherwise provided in Section 7.10 of this Agreement, as soon as commercially practical, and in any event within ninety (90) days after the Closing Date, Borrower and its Subsidiaries shall close each of the Temporary Outside Accounts and transfer all cash and other assets deposited in the Temporary Outside Accounts to an account or accounts with Bank.

6.8 Financial Covenants. Borrower shall maintain, as of the last day of each fiscal quarter unless stated otherwise, and Borrower shall fully and timely comply with, each and every one of the financial maintenance covenants set forth in this Section 6.8; and Borrower acknowledges to Bank that the breach or default by Borrower of any of the covenants and agreements set forth in this Section 6.8 is and the same shall be material.

(a) Funded Debt to EBITDA. Borrower shall maintain a ratio of Funded Debt to EBITDA, calculated on a rolling 4 quarters basis for the fiscal quarter then ended and the immediately preceding 3 fiscal quarters, of not greater than 1.50 to 1.00 for the fiscal quarter ended February 28, 2011 and each fiscal quarter thereafter.

(b) Tangible Net Worth. Borrower shall maintain a Tangible Net Worth of at least: (i) Fifty Million Dollars ($50,000,000.00) as of each of Borrower’s fiscal quarters ending in the 2011 calendar year and, to the extent that Borrower’s fiscal year end remains the same date as in effect on the Closing Date, as of February 28, 2012 and May 31, 2012; and (ii) Fifty Million Dollars ($50,000,000.00) plus ten percent (10%) of Borrower’s Net Income (A) if applicable, for the fiscal year ending December 31, 2011 or (B) alternatively, for the fiscal year ending May 31, 2012 (to the extent that Borrower’s fiscal year end remains the same date as in effect on the Closing Date), in each case, as of Borrower’s first fiscal quarter ending after such fiscal year end and each fiscal quarter thereafter; provided, however, that in no event shall the Tangible Net Worth requirement for any period be less than the requirement for the previous period.

6.9 Notify Bank of Events of Default. Borrower shall promptly notify Bank of the occurrence of an Event of Default under this Agreement and the Loan Documents.

6.10 Maintenance of Property. Borrower shall keep and maintain the Collateral in good working order and condition and make all needful and proper repairs, replacements, additions, or improvements thereto as are necessary, reasonable wear and tear, casualty and Permitted Transfers excepted.

6.11 Maintain Security Interest. Borrower shall maintain, protect and preserve the security interest of Bank in the Collateral and the lien position of Bank in the Collateral, including, without limitation, (i) the filing of “claims” under insurance policies and (ii) protecting, defending and maintain the validity and enforceability of the Trademarks, Patents and Copyrights, subject, in each case, to Permitted Liens and Permitted Transfers.

6.12 Further Assurances. At any time and from time to time, Borrower shall execute and deliver such further instruments, agreements, documents and other records and take such further action as may be requested by Bank to effect the purposes of this Agreement, including, without limitation, the perfection and continuation of perfection of Bank’s security interests in the Collateral.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that until the termination of Bank’s obligation under this Agreement to make Credit Extensions and the payment in full of the Obligations (other than inchoate indemnity obligations for which no claim has been asserted), Borrower shall not do or permit to be done any of the matters set forth in this Section 7.

7.1 Dispositions. Borrower shall not Dispose of and Borrower shall not permit any of its Subsidiaries to Dispose of (with respect to both Borrower and Borrower’s Subsidiaries, by operation of law or otherwise) any part of and any interest in their respective businesses and properties, including the Collateral, other than Permitted Transfers.

7.2 Change in Business; Change in Control or Executive Office. Borrower shall not engage in any business, or permit any of its Subsidiaries to engage in any business, other than as reasonably related or incidental to the businesses currently engaged in by Borrower. Borrower shall not have a Change in Control and will not, without fifteen (15) days’ prior written notification to Bank, relocate its chief executive office, change its state of organization or change any other matter that will or could result in Bank’s security interests in the Collateral becoming unperfected.

7.3 Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, in each case, except for the following: (a) Permitted Acquisitions; (b) mergers or consolidations of Subsidiaries with or into any Loan Party (provided that such Loan Party shall be the continuing or surviving Person); (c) any Subsidiary may Dispose of any or all of its assets (i) to any Loan Party (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted under Section 7.5; (d) any Subsidiary that is not a Loan Party may Dispose of any or all of its assets to any other Subsidiary that is not a Loan Party; (e) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party; and (f) any Permitted Investment may be structured as a merger, consolidation or amalgamation so long as (i) Borrower or Guarantor shall remain the surviving entity after giving effect to such transaction, (ii) Borrower shall have provided Bank with a copies of the proposed merger, consolidation or amalgamation agreement and any other material documents or deliverables to be entered into or provided in connection therewith at least five (5) days prior to the anticipated date of consummation of the proposed transaction, and (iii) the entity subject to such merger, consolidation or amalgamation is not be subject to any Lien (other than the first-priority Liens granted in favor of Bank and other Liens which constitute “Permitted Liens” hereunder).

7.4 New Subsidiary. Neither Borrower nor any Guarantor shall create or cause to be created or to come into existence any new Subsidiary after the Closing Date, without complying with each of the following, all of which shall be in form and substance reasonably acceptable to Bank: (a) such new Subsidiary providing Bank with, at Bank’s option, (i) an unconditional guaranty of the Obligations, or (ii) a joinder to this Agreement and the Loan Documents pursuant to which such Subsidiary becomes a co-borrower and co-obligor hereunder and thereunder; (b) such Subsidiary pledging to Bank a perfected, first-lien security interest (subject to Permitted Liens) in and to substantially all of the assets of such Subsidiary (such pledge of assets being consistent with the pledge contained herein) pursuant to one or more security agreements, together with such appropriate Financing Statements, Control Agreements and other agreements necessary to grant and perfect such first-lien security interests; (c) if Borrower’s or such Guarantor’s ownership in such Subsidiary is certificated, the delivery to Bank of the original certificates evidencing Borrower’s or such Guarantor’s ownership in such Subsidiary, together with an original, executed stock or equity interest power in blank; (d) Borrower’s delivery to Bank of the organization and formation documents of such Subsidiary certified as true, accurate and correct by an officer of such Subsidiary, together with copies of any such resolutions (together with an original officer’s certificate certifying as the authenticity and continuing full force and effect of the same) reasonably required by Bank to evidence such Subsidiary’s authority to become, as applicable, a guarantor or co-borrower and co-obligor under this Agreement and the other Loan Documents and to pledge its assets as security for the Obligations; and (e) Borrower’s delivery to Bank of all other certificates, lien searches, good standings, consents and waivers reasonably required by Bank to evidence Bank’s perfected first lien security interest in and to such assets, each Subsidiary’s authority to enter into such agreements and such other matters as Bank deems necessary or appropriate in its reasonable business judgment. Notwithstanding the foregoing, in the event that Bank determines in its reasonable business judgment that any Foreign Subsidiary is not material to the business operations, collateral value or financial condition of Borrower and its Subsidiaries, taken as a whole, Borrower shall not be required to: (x) pledge more than sixty-five percent (65%) of voting equity interests in such Foreign Subsidiary; (y) cause such Subsidiary to join as a co-borrower or guarantor of the Obligations, or (z) cause such Foreign Subsidiary to pledge its assets as additional security for the Obligations, if any of the foregoing would result in subjecting such Foreign Subsidiary’s earnings and profits to United States corporate income taxation in accordance with IRC Section 956.

7.5 Indebtedness. Borrower shall not create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness. With respect to Indebtedness described in clause (iii) of the definition of Permitted Indebtedness in Exhibit A, to the extent not specifically prohibited by the terms of such Indebtedness, Bank shall have a subordinate lien in and to all equipment and property financed or acquired with such Indebtedness.

7.6 Encumbrances. Borrower shall not create, incur, assume or allow any Lien with respect to the Collateral or any of its assets or property or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do with respect to their respective assets or properties, except for Permitted Liens.

7.7 Judgments. Borrower shall not permit a judgment for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) to be entered against it which judgment Borrower permits to remain unsatisfied or unstayed for a period of sixty (60) days after the same is entered against Borrower, unless the amount or validity of such judgment is contested in good faith by appropriate proceedings, its enforcement has been adequately stayed or bonded off and the same has been reserved against (to the extent required by GAAP) by Borrower.

7.8 Distributions; Earn-Out Obligations. Borrower shall not pay or make any Distributions or pay or make payment on any Earn-Out Obligations or permit any of its Subsidiaries to do so, other than: (a) Permitted Distributions, Permitted Investments, Permitted Transfers and Permitted SenDEC Payments, which may be made provided that no Event of Default has occurred and is continuing at the time of such Distribution and no Event of Default would occur as a result of such Distribution; (b) any Subsidiary may make Distributions to any Loan Party; (c) so long as no Event of Default has occurred and is continuing and no Event of Default would occur as a result of the same, Borrower may (i) purchase Capital Stock or Capital Stock options in Borrower or any Subsidiary from present or former directors, officers or employees of Borrower or any Subsidiary upon the death, disability, retirement, severance or termination of employment of such director, officer or employee in an aggregate amount of up to One Million Dollars ($1,000,000.00) during any fiscal year, and (ii) make aggregate payments of up to Five Hundred Thousand Dollars ($500,000.00) during any fiscal year in respect of any other purchases or repurchases of the Capital Stock of Borrower or any Subsidiary; (d) Borrower and any Subsidiary may declare and make Distributions payable solely in the Capital Stock of such Person; and (e) for the avoidance of doubt, Distributions and other payments permitted under Section 7.11.

7.9 Investments; Loans. Borrower shall not directly or indirectly acquire or own, or make or commit to acquire, own or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.10 Limitation on Subsidiaries Outside Cash. Borrower shall not and Borrower shall not permit its Subsidiaries (other than Foreign Subsidiaries) to maintain, in the aggregate, cash and Cash Equivalents in accounts maintained with banks or financial institutions other than Bank or Affiliates approved by Bank which are in excess of the Permitted Aggregate Outside Balance, provided, that, except for accounts holding up to $250,000.00 individually and $1,000,000.00 in the aggregate at any one time, each such account maintained with a bank or financial institution other than Bank or Affiliates approved by Bank shall be subject to a Control Agreement or other appropriate instrument, in form and substance reasonably acceptable to Bank, necessary grant to Bank a perfected, first priority security interest in and to such accounts maintained by Borrower and its Subsidiaries with such bank or financial institution.

7.11 Transactions with Affiliates. Borrower shall not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower (other than any Loan Party) except for Permitted Affiliate Transactions, which may be entered into provided that no Event of Default has occurred and is continuing at the time of the entrance into such transaction or payment in connection therewith and no Event of Default would occur as a result of the entrance into such transaction or payment in connection therewith.

7.12 Subordinated Debt. Borrower shall not (a) amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent if such amendment would be adverse to Bank (as determined by Bank in its reasonable discretion); or (b) make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment except regularly scheduled payments made in accordance with the terms of the documents evidencing such Subordinated Debt and any subordination agreement entered into by and between Borrower, Bank and the holder of such Subordinated Debt.

7.13 Inventory and Equipment. Borrower shall not store its Inventory and shall not store its Equipment with a bailee, warehouseman or similar Person unless Bank has received a pledge of the warehouse receipt covering such Inventory or Equipment; provided, however, that the foregoing requirement shall not apply to an aggregate of up to $500,000.00 book value of Inventory and Equipment at any one time stored with bailees, warehousemen or similar Persons with respect to which no such pledge has been received by Bank. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall not move or relocate its Inventory and shall not move or relocate its Equipment from the location or locations identified in the Certificate of Borrower and such other locations of which Borrower gives Bank prior written notice from time to time; provided, however, that the foregoing requirement shall not apply to an aggregate amount of up to $500,000.00 book value of Inventory or Equipment at any one time.

7.14 Licenses. Borrower shall not become bound by any license, agreement or other record which Borrower reasonably expects would have a Material Adverse Effect at the time Borrower enters into such license, agreement or other record.

7.15 Compliance. Borrower shall not become or be controlled by an “investment company”, within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or permit any of its Subsidiaries to do any of the foregoing.

7.16 Foreign Corrupt Practices. Borrower shall not use any part of or all of the Credit Extensions, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

7.17 Negative Pledge Agreements. Borrower shall not permit the inclusion in any agreement, document, investment or other arrangement to which it is or becomes a party of any provisions that could restrict or invalidate the creation of a security interest in Borrower’s rights and interests in any of Borrower’s property other than: (a) this Agreement and the other Loan Documents; (b) any agreement evidencing Indebtedness permitted under this Agreement and secured by Liens permitted by clause (i), (iii), (iv), (v) or (vi) of the definition of “Permitted Liens” as to the assets securing such Indebtedness (provided that in the case of clauses (i) and (v) of the definition of “Permitted Liens” (and clause (vi) of such definition solely to the extent that such clause relates to Liens incurred in connection with the extension, renewal or refinancing of Indebtedness secured by Liens of the type described in clause (i) and (v) of such definition) such provisions do not restrict or invalidate the creation of the security interest in favor of Bank evidenced by the Loan Documents); (c) agreements containing customary restrictions on subleases, leases, licenses, or permits so long as such restrictions relate only to the property subject thereto; (d) any agreement relating to assets being Disposed of contained in the agreements evidencing the Disposition of such assets, provided that such Disposition is permitted pursuant to this Agreement; and (e) agreements and contracts entered into in the ordinary course of business that contain customary provisions restricting the assignment or transfer of such agreement or contract.

7.18 Third Party Agreements. Borrower shall not enter into any material agreement containing any provision that would be violated or breached by the performance of the obligations of Borrower under this Agreement.

8. EVENTS OF DEFAULT.

The occurrence of any one or more of the events, conditions, circumstances and matters set forth below in this Section 8 shall constitute an Event of Default by Borrower under this Agreement and the other Loan Documents.

8.1 Default under Obligations. The occurrence of any event of default or default condition under any of the Obligations, including, without limitation, Borrower’s failure to pay, within five (5) days of when due, the principal of and interest on any of the Obligations, or any and all other amounts due under any of the Obligations, including, without limitation, any taxes, fees, charges, premiums and costs and expenses.

8.2 Covenant Default. Borrower fails to perform or satisfy any obligation under Section 6 or violates any of the covenants contained in Section 7 of this Agreement, or fails or neglects to perform or observe or otherwise defaults under any other term, provision, condition, covenant or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future instrument, document, agreement and other record between Borrower and Bank or from Borrower to Bank or for the benefit of Bank, whether monetary or non-monetary, and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default is non-monetary and cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such non-monetary default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that Bank shall not be required to make any Credit Extensions during such cure period).

8.3 Guarantor Default. The failure of any other Person obligated for the payment of any of the Obligations (including, without limitation, any Guarantor), either directly or indirectly, or obligated under this Agreement or any of the other Loan Documents to perform any of the terms and conditions imposed upon such other Person by any of said agreements, as and when the same are required to be so performed, or the occurrence of some other default by such other Person under any of said agreements, and, in each case, such event of default or default condition continues uncured for a period of thirty (30) consecutive days (unless a more limited cure period is otherwise expressly provided for in such agreements and provided further that the above cure period shall, in no event, be in addition to the cure periods provided therein).

8.4 Termination of Supporting Obligation. The termination (other than as expressly permitted under this Agreement or subsequently approved in writing by Bank) of or the occurrence of an event of default or a default condition under any guaranty agreement or other supporting obligation (inclusive of letters of credit, third Person pledge agreements and third Person security agreements) which applies to this Agreement or any of the other Loan Documents, and, in each case, such event of default or default condition continues uncured for a period of thirty (30) consecutive days (unless a more limited cure period is otherwise expressly provided for in such agreements and provided further that the above cure period shall, in no event, be in addition to the cure periods provided therein).

8.5 [Reserved].

8.6 Attachment. A material part or portion of Borrower’s assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy or assessment is filed of record with respect to a material portion of any of Borrower’s assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period).

8.7 Insolvency. Borrower becomes insolvent, or an Insolvency Proceeding is commenced by Borrower, or an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days (provided that no Credit Extensions will be required to be made prior to the dismissal of such Insolvency Proceeding).

8.8 Other Agreements. The occurrence of a default (which is not cured within any applicable grace or cure period) in any agreement to which Borrower or any of its Subsidiaries is a party with a third Person or Persons which results in a right by such third Person or Persons to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000.00).

8.9 Subordinated Debt. The (a) occurrence of an event of default by Borrower under any Subordinated Debt in an aggregate principal amount in excess of Five Hundred Thousand Dollars ($500,000.00) which is not cured within thirty (30) days after Borrower receives notice or any officer of Borrower becomes aware thereof; or (b) acceleration of any secured Subordinated Debt by the holder of such Subordinated Debt.

8.10 Misrepresentations. Any material misrepresentation or misstatement exists now or hereafter in any warranty or representation set forth herein, in any other Loan Document or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or any other Loan Document, or to induce Bank to enter into this Agreement or any other Loan Document.

8.11 Debarment, Etc. Borrower or any Guarantor shall be debarred, suspended or otherwise declared ineligible from contracting with any Governmental Authority or entering into Government Contracts, or if a notice of debarment, suspension or ineligibility shall have been issued to Borrower or any Guarantor.

8.12 Cross Default; Subsidiary Default. Default by Borrower or any of its Subsidiaries under any Indebtedness or other obligation now owing or which hereafter arises and is owing to Bank, and the failure of such parties to cure the same within thirty (30) days after Borrower or any of Subsidiaries receives notice thereof or any officer of Borrower or any of its Subsidiaries becomes aware thereof (provided that the above cure period shall, in no event, be in addition to the cure periods (if any) provided in the documents and agreements evidencing such Indebtedness or other obligation).

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies upon an Event of Default. If an Event of Default shall occur under this Agreement, in addition to any other rights and remedies which may be available to Bank and without limiting any other rights and remedies granted to Bank in this Agreement, the other Loan Documents and at law and in equity, including, without limitation, the rights and remedies provided to Bank under the Code, which rights and remedies are fully exercisable by Bank as and when provided herein and therein, Bank shall have the rights and remedies set forth below in this Section 9.1, any and all of which it may exercise at its election, without notice of its election and without demand.

(a) Acceleration of Obligations. Bank may, at its option, accelerate and declare immediately due and payable the Obligations, as well as any of and all of the other indebtedness and obligations owing under this Agreement and the other Loan Documents that are not already due hereunder and that are not already due thereunder. If there is more than one Obligation, Bank may accelerate and declare immediately due and payable all of the Obligations, or Bank may from time to time and at any number of times after the occurrence of an Event of Default, accelerate and declare immediately due and payable any one or more of the Obligations as Bank in its discretion elects to accelerate (provided that upon the occurrence of an Event of Default described in Section 8.7 of this Agreement, all Obligations shall become immediately due and payable without any action by Bank).

(b) Terminate Credit Extensions. Bank may limit Borrower’s right to receive any and all advances under this Agreement and under any other agreement between Bank and Borrower to such amounts as Bank determines from time to time to be appropriate under the circumstances, Bank may impose a moratorium on future advances under this Agreement and under any other agreement between Bank and Borrower, and Bank may terminate the right of Borrower to receive advances under this Agreement and under any other agreement between Borrower and Bank, and in all the foregoing instances, Bank’s rights relative to Credit Extensions may be exercised cumulatively, concurrently, alternatively and in any other manner and at any time or times as Bank deems appropriate, in its discretion.

(c) Protection of Collateral. Bank may make such payments and do or cause to be done such acts as Bank considers necessary or advisable to protect the Collateral and to preserve, protect, perfect and continue the perfection of its security interest in the Collateral, including, modifying, in its sole discretion, any Intellectual Property Security Agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending the exhibits thereof, as appropriate, to include reference to any right, title and interest in any Copyrights, Patents and Trademarks acquired by Borrower after the execution hereof and transferring the Intellectual Property into the name of Bank or a third Person to the extent permitted under the Code. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank and its representatives to enter the premises where the Collateral is located, to do, among other things Bank deems necessary or advisable, the following: (i) take and maintain possession of the Collateral, or any part or parts of it, (ii) pay, purchase, contest or compromise any encumbrance, charge or lien which in Bank’s determination appears to be prior or superior to its security interest, and (iii) pay all costs and expenses incurred in connection with any of the foregoing. With respect to any of Borrower’s premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights and remedies provided herein, at law, in equity and otherwise.

(d) Sale and Disposition of Collateral.

(i) Bank, directly and through others on its behalf, may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and/or sell the Collateral, or part or parts thereof, for cash or on terms, at one or more private or public sales held at such place or places as Bank determines to be commercially reasonable, after having complied with the provisions of this Agreement, the other Loan Documents and applicable Requirements of Law relating to sale of the Collateral, including, without limitation, the requirements of the Code. Bank is hereby irrevocably granted a license or other right, pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, advertising matter and any property of a similar nature, together with the right of access to all tangible or electronic media in which any of the foregoing may be recorded or stored, in completing production of, management of, advertising for sale and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit. Borrower hereby agrees: (i) that ten (10) days notice of any intended sale or disposition of any Collateral is commercially reasonable; (ii) that a shorter period of notice will be commercially reasonable if Bank, in its opinion, deems it necessary to move more expeditiously with disposition of the Collateral or any part thereof; and (iii) that the foregoing shall not require a notice if no notice is required under the Code.

(ii) Bank may credit bid and purchase at any sale or sales.

(iii) The proceeds of any sale of, or other realization upon, all or any part of the Collateral pursuant to this Section 9.1 shall be applied by Bank in the following order of priorities, or such other order as Bank may determine or as may be required under applicable Requirements of Law: first, to payment of the costs and expenses of such sale or other realization, and all expenses, liabilities and advances incurred or made by Bank in connection therewith, and any other unreimbursed costs and expenses for which Bank is to be reimbursed pursuant to this Agreement and the other Loan Documents; second, to the payment of unpaid principal of the Obligations; third, to the payment of accrued but unpaid interest on the Obligations; fourth, to the payment of all other amounts owing or outstanding by Borrower under the Obligations, this Agreement, the other Loan Documents and otherwise to Bank as provided herein or therein, until all the foregoing shall have been paid in full; finally, to payment to Borrower or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

(iv) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower, without demand by Bank, but this provision shall not require Bank to first dispose of the Collateral before attempting to recover payment of the Obligations from Borrower or any other Person and Bank shall have the right to proceed successively, concurrently and alternatively against the Collateral, Borrower and any other Person obligated on any of the Obligations in any order and at any time or times as it deems to be in its best interest.

(e) Discontinuance of Proceedings; Position of Parties Restored. If Bank shall have proceeded to enforce any right or remedy under the Loan Documents by foreclosure, entry, or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Bank, then and in every such case Borrower and Bank shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Bank shall continue as if no such proceedings had occurred or had been taken.

9.2 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents and all other agreements shall be cumulative and may be exercised successively, concurrently, alternatively and in any other order and at such time or times as Bank elects in its discretion. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law and in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by facsimile to Borrower or to Bank, as the case may be, at their respective addresses as set forth below:

If to Borrower:	API Technologies Corp.
4705 S. Apopka Vineland Road
Orlando, Florida 32819
Attention: Andrew Laurence
Facsimile No.: (208) 728-8007

With a copy to:	Wilson Sonsini Goodrich & Rosati
One Market Plaza
Spear Tower, Suite 3300
San Francisco, California 94105-1126
Attention: Christopher W. Kirkham
Facsimile No.: (415) 947-2099

If to Bank:	RBC Bank (USA)
301 Fayetteville Street
Suite 1100
Raleigh, North Carolina 27601
Attention: Group Executive – Knowledge Based Industries
Facsimile: (919) 755-0622

With a copy to:	RBC Bank (USA)
Loan Service Center
134 North Church Street
Rocky Mount, North Carolina 27804

The parties may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other.

11. WAIVERS.

11.1 Waiver Of Trial By Jury. To the extent not prohibited by applicable Requirements of Law, Borrower and Bank each hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of any of the Loan Documents or any of the transactions contemplated therein, including contract claims, tort claims, breach of duty claims and all other common law or statutory claims. Each party recognizes and agrees that the foregoing waiver constitutes a material inducement for it to enter into this Agreement. Each party represents and warrants that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.

11.2 Marshalling of Assets. Borrower hereby waives, to the extent permitted by law, the benefit of all appraisal, valuation, stay, extension, reinstatement and redemption laws now in force and those hereafter in force and all rights of marshalling in the event of any sale hereunder of the Collateral or any part or any interest therein.

11.3 Waiver of Action Against Third Persons. Borrower waives any right to require Bank to bring any action against any other Person or to require that resort be had to any security or to any balances of any deposit or other accounts or debts or credits on the books of Bank in favor of any other Person.

12. GENERAL PROVISIONS.

12.1 Indemnification. Borrower hereby agrees to defend, protect, indemnify and hold harmless Bank, all directors, officers, employees, attorneys, agents and independent contractors of Bank, from and against all claims, actions, liabilities, damages and costs and expenses asserted against, imposed upon or incurred by Bank or any of such other Persons as a result of, or arising from, or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, except for losses resulting from the gross negligence or willful misconduct of the Person otherwise to be indemnified hereunder.

12.2 Choice of Law. This Agreement shall be governed by and construed in accordance with the substantive laws of North Carolina, excluding, however, the conflict of law provisions thereof.

12.3 Incorporation of Exhibits; Customer and Loan Numbers. All exhibits, schedules, addenda and other attachments to this Agreement are by this reference incorporated herein and made a part hereof as if fully set forth in the body of this Agreement. The Customer and Loan Numbers, if any, stated in this Agreement are for Bank’s internal business use and reference only and do not and shall not limit the scope and extent of Bank’s rights hereunder, including the Obligations secured hereby and the security interests of Bank in the Collateral.

12.4 Maintenance of Records by Bank. Borrower acknowledges and agrees that Bank is authorized to maintain, store and otherwise retain the Loan Documents or any of them in their original, inscribed tangible form or a record thereof in an electronic medium or other non-tangible medium which permits such record to be retrieved in a perceivable form; that a record of any of the Loan Documents in a non-tangible medium which is retrievable in a perceivable form shall be the agreement of Borrower to the same extent as if such Loan Document was in its original, inscribed tangible medium and such a record shall be binding on and enforceable against Borrower notwithstanding the same is in a non-tangible form and notwithstanding the signatures of the signatories hereof are electronic, typed, printed, computer generated, facsimiles or other reproductions, representations or forms; and that Bank’s certification that a non-tangible record of any of the Loan Documents is an accurate and complete copy or reproduction of the original, inscribed tangible form shall be conclusive, absent clear and convincing evidence of the incorrectness of said certification, and such non-tangible record or a reproduction thereof shall be deemed an original and have the same force and effect as the original, inscribed tangible form.

12.5 Credit Investigations; Sharing of Information; Control Agreements. Bank is irrevocably authorized by Borrower to make or have made such credit investigations as it deems appropriate to evaluate Borrower’s and its Subsidiaries’ credit or financial standing during the term of this Agreement. Subject to Bank’s obligations under Section 12.14 of this Agreement, Borrower authorizes Bank to share with any participant, permitted assignee, servicing agents or other Person acquiring an interest in the Obligations (each a “Transferee”), Bank’s Affiliates, Governmental Authorities, credit reporting agencies and prospective Transferees Bank’s experiences with Borrower and its Subsidiaries and other information in the possession of Bank relative to Borrower and its Subsidiaries. Bank (i) shall not have any obligation or responsibility to provide information to third Persons relative to Bank’s security interest in the Collateral, this Agreement and otherwise with respect to Borrower and its Subsidiaries and (ii) shall not have any obligation or responsibility to subordinate its security interest in the Collateral to the interests of any third Persons or to enter into control agreements relative to the Collateral.

12.6 Bank’s Liability for Collateral. Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, Bank may at any time or times during the term of this Agreement make such payments and do or cause to be done such acts as Bank considers necessary or advisable to protect the Collateral and to preserve, protect and perfect or continue the perfection of its security interest in the Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral; (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

12.7 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third Persons, as required under the terms of this Agreement and the other Loan Documents, then Bank may do or cause to be done any or all of the following: (i) make payment of the same or any part thereof; (ii) set up such reserves as Bank deems necessary to protect Bank from the exposure created by such failure; and (iii) obtain and maintain insurance policies of the type required by this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, shall bear interest at the Default Rate from the date of payment or deposit and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement. If Bank is requested to waive an Event of Default or forbear taking action relative thereto, Bank may condition any waiver or forbearance it elects, in its discretion, to grant Borrower on payment by Borrower of such fees to Bank as Bank deems appropriate under the circumstances and may condition any such waiver or forbearance on Borrower reimbursing Bank for all costs and expenses Bank incurs in connection with such waiver or forbearance.

12.8 No Waiver; No Course of Dealing. Bank, at any time or times, may grant extensions of time for payment or other indulgences or accommodations to any Person obligated on any of the Obligations, or permit the renewal, amendment or modification thereof or substitution or replacement therefor, or permit the substitution, exchange or release of any property securing any of the Obligations and may add or release any Person primarily or secondarily liable on any of the Obligations, all without releasing Borrower from any of its liabilities and obligations under any of the Loan Documents and without Bank waiving any of its rights and remedies under any of the Loan Documents, or otherwise. No delay or forbearance by Bank in exercising any or all of its rights and remedies hereunder and under the other Loan Documents or rights and remedies otherwise afforded by law or in equity shall operate as a waiver thereof or preclude the exercise thereof during the continuance of any Event of Default as set forth herein or in the event of any subsequent Event of Default hereunder. Also, no act or inaction of Bank under any of the Loan Documents shall be deemed to constitute or establish a “course of performance or dealing” that would require Bank to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances.

12.9 Relationship of Parties; Successors and Assigns. The relationship of Bank to Borrower is that of a creditor to an obligor (inclusive of a Person obligated on a supporting obligation) and a creditor to a debtor; and in furtherance thereof and in explanation thereof, Bank has no fiduciary, trust, guardian, representative, partnership, joint venturer or other similar relationship to or with Borrower and no such relationship shall be drawn or implied from any of the Loan Documents and any of Bank’s actions or inactions hereunder or with respect hereto – and, Bank has no obligation to Borrower or any other Person relative to administration of any of the Obligations and the Collateral, or any part or parts thereof, other than as set forth in this Agreement and the other Loan Documents. The covenants, terms and conditions herein contained shall bind, and the benefits and powers shall inure to, the respective heirs, executors, administrators, successors and assigns of the parties hereto, as well as any Persons who become bound hereto as a debtor. If two or more Persons or entities have joined as Borrower, each of the Persons and entities shall be jointly and severally obligated to perform the conditions and covenants herein contained. The term “Bank” shall include any payee of the Obligations hereby secured and any transferee or assignee thereof, whether by operation of law or otherwise, in each case, solely to the extent such payee, transferee or assignee is permitted under this Section 12.9. Bank and any transferees and assignees permitted hereunder may, with the prior consent of Borrower (which consent shall not be unreasonably withheld, it being agreed that failure to give consent for assignments to competitors of Borrower, any Subsidiary or Vintage Partners, L.P. is reasonable), transfer, assign or negotiate all or any of the Obligations secured by this Agreement from time to time, except as provided below and so long as no Event of Default shall have occurred and be continuing in which cases no such consent shall be required. Notwithstanding anything to the contrary contained in this Section 12.9 or otherwise in this Agreement, Bank and any transferees and assignees permitted hereunder may, without the consent of Borrower, assign all or any part of its rights and obligations in, to and under the Obligations and the Loan Documents: (i) any Affiliate of such Person (other than any natural person); (ii) by operation of law or in connection with any merger, corporate recapitalization or other corporate reorganization; (iii) in connection with the sale or other transfer to a third Person of all or substantially all of a division, department, line of business or other functional or operating unit of such Person; (iv) in connection with the sale or other transfer to a third Person of all or substantially all of such Person’s assets; or (v) any Governmental Authority. Borrower waives and will not assert against any transferee or assignee of Bank permitted hereunder any claims, defenses, set-offs or rights of recoupment which Borrower could assert against Bank, except defenses which Borrower cannot waive.

12.10 Time of Essence. Time is of the essence for the performance of all of Borrower’s covenants and agreements (inclusive of the Obligations) set forth in this Agreement and each of the Loan Documents.

12.11 Amendments in Writing; Integration. All amendments to or terminations of this Agreement must be in writing. All prior agreements, understandings, representations, warranties and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

12.12 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.13 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations for which no claim has been asserted) remain outstanding. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the obligations of Borrower to indemnify Bank as described in Section 12.1 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.14 Confidentiality. Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners) with Bank to make commercially reasonable efforts to provide notice to Borrower to the extent such notice is legally permissible, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process with Bank to make commercially reasonable efforts to provide notice to Borrower to the extent such notice is legally permissible, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 12.14, to (i) any actual or prospective Transferee, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower or any Subsidiaries or any of their respective obligations, (f) with the consent of Borrower, (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.14, (h) to any other party hereto, or (i) to the extent that such Information becomes available to Bank, or any of its Affiliates on a non-confidential basis from a source other than Borrower or its Subsidiaries. For the purposes of this Section 12.14, “Information” shall mean all information received from Borrower or its Subsidiaries and related to Borrower, its Subsidiaries or their respective businesses, other than any such information that was available to Bank on a nonconfidential basis prior to its disclosure by Borrower or its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 12.14 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

The parties have caused this agreement to be executed with authority duly obtained, as of the date first written above.

BORROWER:

API TECHNOLOGIES CORP., a Delaware corporation

By:	/s/ Brian R. Kahn

Print Name:	Brian R. Kahn

Title:	Chief Executive Officer

BANK:

RBC BANK (USA), a North Carolina banking corporation

By:	/s/ Andy Fitzpatrick

Print Name:	Andy Fitzpatrick

Title:	Bank Officer